UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2012

THL Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33559	27-0344947
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

100 Federal Street, 31st Floor, Boston, MA 02110

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Information set forth in Item 2.03 of this form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 10, 2012 (the “Closing Date”), THL Credit, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its existing revolving credit agreement (“Revolving Facility”) and entered into a new senior secured term loan credit facility (the “Term Loan Facility” and, together with the Revolving Facility, the “Facilities”). The Amendment revised the Revolving Facility to (among other things): increase the amount available for borrowing under the Revolving Facility from $125 million to $140 million; permit the Term Loan Facility; extend the maturity date from May 2014 to May 2016 (with a one year term out period beginning in May 2015); and change the non-use fee from 1.00% annually if the Company uses 50% or less of the Revolving Facility and 0.50% annually if the Company uses more than 50% of the Revolving Facility to 1.00% annually if the Company uses 35% or less of the Revolving Facility and 0.50% annually if the Company uses more than 35% of the Revolving Facility. The Amendment also changes the interest rate of the Revolving Facility from LIBOR plus 3.50% to (i) when the facility is more than 35% drawn and the step-down condition is satisfied, LIBOR plus 3.00%, (ii) when the facility is more than 35% drawn and the step-down condition is not satisfied, LIBOR plus 3.25%, (iii) when the facility is less than or equal to 35% drawn and the step-down condition is satisfied, LIBOR plus 3.25%, and (iv) when the facility is less than or equal to 35% drawn and the step-down condition is not satisfied, LIBOR plus 3.50%. The Term Loan Facility provides the Company with a $50 million senior secured term loan (the “Term Loan”). The Term Loan expires in May 2017, bears interest at LIBOR plus 4.00% (with no LIBOR Floor) and has substantially similar terms to the Company’s existing Revolving Facility (as amended by the Amendment). Each of the Revolving Facility and the Term Loan Facility includes an accordion feature permitting the Company to expand such facility if certain conditions are satisfied; provided, however, that the aggregate amount of the Facilities, collectively, is capped at $225,000,000. ING serves as administrative agent, lead arranger and bookrunner on each of the Facilities.

Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base. Substantially all of the Company’s assets are pledged as collateral under the Facilities. The Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations, and (iii) agree to comply with various affirmative and negative covenants. The documents for each of the Facilities also include default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control, and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

The foregoing description of the Term Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan attached hereto as Exhibit 10.2.

Simultaneously with the closing of the Facilities, the Company entered into a five-year interest rate swap agreement with ING Capital Markets LLC, an affiliate of ING Capital LLC, to mitigate its exposure to adverse fluctuations in interest rates related to the Term Loan Facility. The notional amount interest rate swap is $50 million. Under the interest rate swap agreement, the Company will pay a fixed interest rate and receive a floating rate based on a prevailing three-month LIBOR, converting the variable rate pricing on the Term Loan to an effective all-in fixed rate of 5.14%.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 1 to Senior Secured Revolving Credit Agreement, dated as of May 10, 2012, among THL Credit, Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders from time to time party thereto and ING Capital LLC as administrative agent

10.2	Senior Secured Term Loan Credit Agreement, dated as of May 10, 2012, among THL Credit, Inc. as borrower, the lenders party thereto, and ING Capital LLC as administrative agent, lead arranger and bookrunner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THL CREDIT, INC.

Date: May 15, 2012	By:	/S/ TERRENCE W. OLSON
	Name:	Terrence W. Olson
	Title:	Chief Financial Officer, Chief Operating Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amendment No. 1 to Senior Secured Revolving Credit Agreement, dated as of May 10, 2012, among THL

Credit, Inc. as borrower, the subsidiaries of THL Credit, Inc. party thereto, the lenders from time to time party thereto and ING Capital LLC as administrative agent

10.2	Senior Secured Term Loan Credit Agreement, dated as of May 10, 2012, among THL Credit Inc. as borrower, the lenders party thereto, and ING Capital LLC as administrative agent, lead arranger and bookrunner